Exhibit 10.14

Fiscal Year 2011

Executive Incentive Program

1.0	Summary

The Exar Corporation (the “Company”) Fiscal Year 2011 Executive Incentive Program (the “Program”) is a stock based incentive program designed to motivate participants to achieve the Company’s financial, operational and strategic goals and to reward them for performance against those goals. Incentives granted under the Program are denominated in shares of the Company’s common stock and are subject to the attainment of the Company’s performance goals as established by the Compensation Committee of the Board of Directors (the “Board”) for the fiscal year.

2.0	Eligibility

Participants are approved solely at the discretion of the Compensation Committee when acting on behalf of the full Board. All executive officers are eligible to be considered for participation. The President/CEO may recommend that additional employees of the Company and its subsidiaries participate in the Program, subject to the approval of the Compensation Committee.

3.0	Administration

The Compensation Committee is ultimately responsible for administering the Program, and has designated the Management Committee, consisting of the President/CEO, the Vice President/CFO, and the Vice President of Human Resources to administer the Program, provided that the Compensation Committee shall make all determinations with respect to incentives granted to executive officers under the Program. The Board, in its sole discretion, may amend or terminate the Program, or any part thereof, at any time and for any reason without prior notice. All payouts under this Plan are subject to the adoption of the amended and restated 2006 Equity Incentive Plan as approved by the shareholders in September 2010.

4.0	Definitions

4.1	The Salary

“The Salary” is the participant’s total base salary in effect during the Plan’s fiscal year, exclusive of any bonuses, incentive payments or awards, auto allowance, temporary pay adjustments, or any other such extras or perquisites over base pay.

4.2	The Target Incentive

Each participant will have a “Target Incentive” expressed as a percentage of the participant’s Salary. The Compensation Committee will assign and approve the Target Incentive for each of the participants, although the Compensation Committee may delegate to the President/CEO the authority to determine the Target Incentive for participants who are not executive officers. The President/CEO will recommend to the Compensation Committee Target Incentives for executives other than himself, and the Management Committee will recommend Target Incentives for each participant other than the executives.

4.3	The Target Share Award

A participant’s “Target Share Award” is calculated by multiplying the participant’s “Target Incentive” by “The Salary” and dividing that amount by a share value calculated as the greater of the closing price of Exar stock on April 1, 2010 or $7.50. Each participant’s Target Share Award is subject to adjustment by the Compensation Committee upon the occurrence of a stock split, reorganization or other similar event affecting the Company’s common stock in accordance with the principles set forth in the terms of the Company’s 2006 Equity Incentive Plan and/or a subsequently shareholder approved Equity Incentive Plan (the Plans) Individual awards may be further prorated at the discretion of the CEO should a participant take an extended leave during the fiscal year period.

4.4	The Target Pool Earned

At the end of the fiscal year, the Compensation Committee will determine the percentage of the “Target Pool Earned” for all participants by assessing the Company’s financial performance against financial goals for net revenue and non-GAAP operating income (loss) established by the Compensation Committee. See Attachment 1, “Percentage of Target Pool Earned,” for the applicable performance goals and methodology for calculating the Target Pool. The Target Pool Earned represents 90% of the total incentive payout calculation.

4.5	Individual Performance

Individual Performance will represent 10% of the total incentive payout calculation and is payable only if 90% of the revenue target is attained.

4.5.1	President/CEO

The Compensation Committee will evaluate the performance of the President/CEO at the conclusion of the fiscal year based upon the achievement of pre-established objectives.

4.5.2	Other Participants

The President/CEO will assess the performance of participants in the Program other than himself at the conclusion of the fiscal year based upon the achievement of each participant’s pre-established objectives. The Compensation Committee will review and approve the Individual Performance assessments made by the CEO and used to calculate each participant’s final award payout under the Plan.

4.6	Maximum Award

No participant may receive an award greater than 150% of the “Target Share Award”.

5.0	Determination of Award Amounts

The number of shares to be awarded to a participant shall be determined by the Compensation Committee following the end of the fiscal year by multiplying (1) the participant’s “Target Share Award” by (2) the percentage of the “Target Pool Earned” x 90% plus the participant’s “Individual Performance” x 10%. The maximum number of shares that may be issued to all participants pursuant to this Program plus the Fiscal Year 2011 Key Employee Incentive Program is approximately 500,000 shares. Individual awards are also subject to Plan share limits. See Attachment 2 for a sample calculation of an individual participant’s award payout. Any such shares awarded to a participant will be fully vested and will be issued under and charged against the applicable share limits of the Plans. Such shares will be issued the later of the first trading day of the month following the Company’s earnings release for fiscal 2011; or approval by the Compensation Committee.

6.0	Other Program Provisions

6.1 Tax Withholding. Shares issued in respect of an award hereunder are subject to applicable taxes at the time of payment, and payment of such taxes is the responsibility of the participant. Subject to the terms of the Plans, upon any distribution of shares of the Company’s common stock in payment of an award hereunder, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plans, to satisfy any withholding obligations of the Company or its subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of an award hereunder, the Company (or a subsidiary) shall be entitled to require a cash payment by or on behalf of the participant and/or to deduct from other compensation payable to the participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

6.2 Restrictions on Transfer. Neither the participant’s award hereunder, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

6.3 Termination of Employment. Notwithstanding any other provision herein, a participant must be employed with the Company or one of its subsidiaries on the date on which shares are issued in payment of awards under the Program to be eligible to receive payment with respect to his or her award. If a participant’s employment with the Company or a subsidiary terminates for any reason (whether voluntarily or involuntarily, due to his death or disability, or otherwise) prior to the payment date, the participant’s award under the Program will terminate and the participant will have no further rights with respect thereto or in respect thereof.

6.4 No Right to Continued Employment. Participation in the Program does not constitute a guarantee of employment or interfere in any way with the right of the Company (or any subsidiary) to terminate a participant’s employment or to change the participant’s compensation or other terms of employment at any time. There is no commitment or obligation on the part of the Company (or any subsidiary) to continue any incentive program (similar to the Program or otherwise) in any future fiscal year.

6.5 No Stockholder Rights. The participant shall have no rights as a stockholder of the Company, no dividend rights and no voting rights, with respect to his or her award hereunder and any shares underlying or issuable in respect of such award until such shares are actually issued to and held of record by the participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

6.6 Adjustments. The Compensation Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances.

Attachments:	1. Percentage of Target Pool Earned FY 2011

2. Example of Individual Calculation/Formula for Payment

Attachment 1

Attachment 2

Example:

Annual Base Salary	:	$225K

Target Incentive	:	35%

Target Share Award	:	10,500 RSU’s

$225K x 35% / $7.50	=	10,500

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The Target Share		Target
Salary Incentive Value		Share Award

	Components:	Results

1.	Net Revenue -% of Target	100%

2.	Non-GAAP Operating Income -% of Target	80%

3.	% of Target Pool Earned (See Matrix - Attachment 1) 90% of Incentive Calculation	35%

4.	Individual Performance against pre-established objectives 10% of Incentive Calculation	95% (payable since 90% of revenue target was attained)

Final Award Calculation:

10,500	x (35% x 90%) +	(95% x10%)	=	4,305 RSU’s

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Target Share	Target Pool	Individual Performance		Final Stock
Award	Earned			Award